Exhibit (h)(3)

AMENDMENT

TO

AMENDED AND RESTATED TRANSFER AGENCY SERVICES AGREEMENT

This Amendment to Amended and Restated Transfer Agency Services Agreement, dated as of November 30, 2010 (“Amendment”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and The Torray Fund (“Fund”).

Background

BNYM (under its former name PFPC Inc.) and the Fund previously entered into an Amended and Restated Transfer Agency Services Agreement, dated as of November 30, 2005, and BNYM (under its former names PFPC Inc. and PNC Global Investment Servicing (U.S) Inc.) and the Fund previously entered into amendments to that agreement dated as of July 5, 2006 and May 1, 2009 (collectively, “Current Agreement”). BNYM and the Fund now wish to amend the Current Agreement as set forth in this Amendment.

Terms

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1.	Modifications to Currrent Agreement. The Current Agreement is amended as follows:

(a)    The phrase “PNC Global Investment Servicing (U.S.) Inc.” shall be deleted each place it appears and be replaced by the phrase “BNY Mellon Investment Servicing (US) Inc.”; the term “PNC” shall be deleted each place it appears and be replaced by the term “BNYM”; and any references to the phrase “The PNC Financial Services Group, Inc.” shall be deleted and be replaced by the phrase “The Bank Of New York Mellon Corporation”.

(b)    Section 19(b) shall be deleted and replaced in its entirety with the following:

(b)	Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Fund or BNYM provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term.

2.      Remainder of Current Agreement. Except as explicitly amended by this Amendment, the terms and provisions of the Current Agreement are hereby ratified and remain in full force and effect.

3.      Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment.

4.      Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.      Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

The Torray Fund

By:

Name:

Title:

BNY Mellon Investment Servicing (US) Inc.

By:

Name:

Title: